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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in this Registration Statement on Form S-8 of PROVANT, Inc. of our report dated August 10, 1998 relating to the consolidated balance sheets of PROVANT, Inc. and subsidiaries as of June 30, 1997 and June 30, 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from November 16, 1996 (date of inception) to June 30, 1997 and for the year ended June 30, 1998, and the related consolidated financial schedule, which report appears in the June 30, 1998 Annual Report on Form 10-K of PROVANT, Inc.



                                         /s/ KPMG LLP

                                         KPMG LLP

Boston, Massachusetts
August 30, 1999